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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CITIZENS BANKING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:
     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Thomas W. Gallagher
General Counsel and Secretary
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 2007
To the Shareholders of Citizens Banking Corporation:
     Notice is hereby given that the annual meeting of shareholders of Citizens Banking Corporation (the “Corporation”) will be held in the Presidential Ball Room located in the Holiday Inn, Gateway Centre, Flint, Michigan, on Thursday, April 26, 2007, at 10:00 a.m., local time, for the following purposes:
     (1) To amend Article I of the Corporation’s Amended and Restated Articles of Incorporation to change the name of the Corporation from Citizens Banking Corporation to Citizens Republic Bancorp, Inc.; and
     (2) To elect five (5) Class III directors to serve a three (3) year term, or until their successors are duly elected and qualified; and
     (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO CHANGE THE NAME OF THE CORPORATION AND FOR EACH OF THE DIRECTORS NOMINATED.
     Shareholders of record of the Corporation’s common stock outstanding at the close of business on February 28, 2007 are entitled to notice of and to vote at the meeting.
     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.

By Order of the Board of Directors Thomas W. Gallagher General Counsel and Secretary
Flint, Michigan
March ___, 2007

Citizens Banking Corporation
328 South Saginaw Street
Flint, Michigan 48502
PROXY STATEMENT
     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Banking Corporation (the “Corporation”) to be used at the annual meeting of shareholders of the Corporation and any adjournments thereof. The annual meeting will be held on April 26, 2007 at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders.
     This proxy statement, the proxy and the notice of annual meeting of shareholders are first being provided to shareholders on or about March ___, 2007.
     The shareholders of the common stock of the Corporation (“Common Stock”) as of the close of business on February 28, 2007 will be entitled to be present and to vote at the meeting. Each share is entitled to one vote on each matter to be voted upon at the meeting. On February 28, 2007, there were 75,775,593 shares of Common Stock outstanding and entitled to vote. The Corporation has no other class of stock issued and outstanding at this time that is entitled to vote at the meeting. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Instead of returning signed proxy cards, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record that wish to use the Internet or telephone voting procedures are included on the enclosed proxy card. Shareholders who vote via the Internet or by telephone do not need to mail their proxy cards. Any vote by proxy, Internet or telephone may be revoked by the person giving it at any time before the meeting by giving written notice of such revocation to the secretary of the Corporation, by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or, if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the annual meeting.
     The shares represented by properly executed proxies (including those properly voted by telephone or Internet) will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the proposal to change the name of the Corporation and in favor of the Class III nominees identified herein. The proposal to change the name of the Corporation requires the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote at the annual meeting. Shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a vote against the proposal to change the name of the Corporation. The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to the election of directors, only those cast “for” are included. Withheld votes, abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the annual meeting.
     The cost of soliciting proxies will be borne by the Corporation. Proxies will be solicited primarily by mail. The Corporation has, however, retained the firm of The Altman Group, specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its stock at an anticipated cost of $5,500 plus certain out-of-pocket expenses. Proxies may also be solicited by directors, officers and other employees of the Corporation and its subsidiaries personally, and by telephone, facsimile, or other means. No additional compensation will be paid to directors, officers, or employees for any such solicitation nor is any such solicitation expected to result in more than a minimal cost to the Corporation. Arrangements may also be made directly by the Corporation with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by them and to obtain authorization for the execution of proxies. The Corporation expects to reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.
     The persons named in the proxy to represent shareholders who are present by proxy at the meeting are William C. Shedd and Steven E. Zack.

SECURITY OWNERSHIP
Certain Beneficial Owners
Management
PROPOSAL TO CHANGE THE NAME OF THE CORPORATION
ELECTION OF DIRECTORS
Nominees
Class I Continuing Directors — Term Expiring In 2008
Class II Continuing Directors — Term Expiring In 2009
Compensation Of Directors
CORPORATE GOVERNANCE
Annual Meeting Attendance
Lead Independent Director
Code of Ethics
Shareholder Proposals
Shareholder Nomination of Director Candidates
Shareholder Communications with the Board of Directors
Report Of The Audit Committee
EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
Grants Of Plan-Based Awards
Outstanding Equity Awards At Year-End
Options Exercised And Stock Vested
Non-Qualified Deferred Compensation
Pension Benefits
Other Potential Post-Employment Payments
Compensation Committee Interlocks And Certain Transactions And Relationships
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
OTHER MATTERS

SECURITY OWNERSHIP
Certain Beneficial Owners
     The table below includes all of the shareholders of the Corporation known by the Corporation to beneficially own more than five percent of its Common Stock as of December 31, 2006 unless otherwise indicated.

Common
Stock
Beneficially
Owned as a
Percentage
of
	Common Stock							Outstanding
Name and address of	Beneficially	Investment Power			Voting Power			Common
Beneficial Owner	Owned	Sole	Shared	None	Sole	Shared	None	Stock
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105 (1)	5,138,034	5,138,034	-0-	-0-	5,039,860	-0-	98,174	6.80%

(1)	The information furnished for Barclays Global Investors, N.A. is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to the Corporation.

Management
     The following table sets forth the number of shares of the Corporation’s Common Stock beneficially owned as of February 28, 2007, together with the percentage of the outstanding shares which such ownership represents, by (i) each director and nominee for election to the board of directors, (ii) each executive officer named in the “Summary Compensation Table” under “Executive Compensation” (the “Named Executive Officers”) and (iii) all directors and executive officers of the Corporation as a group. The information with respect to directors and executive officers has been obtained from the respective individuals and is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the “Commission”) under which a person may be deemed to be the beneficial owner of a security if such person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within the next 60 days. Accordingly, the amounts shown in the following table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
				as a Percentage of
	Common Stock	Sole Voting and	Shared Voting and	Outstanding
Name	Beneficially Owned(1)	Dispositive Power	Dispositive Power	Common Stock
Edward P. Abbott	25,835	25,835	-0-	*
Lizabeth A. Ardisana	4,824	4,824	-0-	*
George J. Butvilas	291,644	291,509	135	*
Jerry D. Campbell	213,047	212,636	411	*
Charles D. Christy	155,719	152,419	3,300	*
Dana M. Cluckey	450,755	449,759	996	*
Richard J. Dolinski	12,824	12,824	-0-	*
William R. Hartman (2)	687,689	687,689	-0-	*
Gary J. Hurand	125,696	90,422	35,274	*
Dennis J. Ibold	180,662	180,369	293	*
Benjamin W. Laird	12,354	12,354	-0-	*
Stephen J. Lazaroff	32,752	32,752	-0-	*
Cathleen H. Nash	10,111	10,111	-0-	*
Clinton A. Sampson	82,526	82,526	-0-	*
John D. Schwab	127,542	127,542	-0-	*
William C. Shedd	15,971	15,971	-0-	*
Dr. Jeoffrey K. Stross	48,370	48,370	-0-	*
Kendall B. Williams	14,270	10,314	3,956	*
James L. Wolohan (3)	14,324	14,324	-0-	*
Steven E. Zack	49,207	49,207	-0-	*
All directors and executive officers as a group (30 persons)	3,239,494 (4)	3,192,266	47,228	4.16%

*	Represents holdings of less than one percent .

(1)	The following table shows the number of shares included in the table (1) that the directors and officers listed in the table have the right to purchase pursuant to options which are exercisable currently or become exercisable within the next 60 days, (2) that are restricted shares granted under the Corporation’s Stock Compensation Plan (the “Stock Plan”), and (3) that are pledged as security. For a discussion of when the restricted shares become transferable, see the “Compensation of Directors” section and the “Outstanding Equity Awards at Year-End” table in this proxy statement.

		Restricted	Pledged
Name	Options	Shares	Shares
Edward P. Abbott	7,425	485	-0-
Lizabeth A. Ardisana	3,425	485	-0-
George J. Butvilas	70,704	-0-	-0-
Jerry D. Campbell	107,190	-0-	-0-
Charles D. Christy	135,598	8,512	-0-
Dana M. Cluckey	251,277	-0-	-0-
Richard J. Dolinski	7,425	485	-0-
William R. Hartman	571,435	42,558	-0-
Gary J. Hurand	7,116	-0-	-0-
Dennis J. Ibold	7,116	-0-	77,754
Benjamin W. Laird	7,425	485	-0-
Stephen J. Lazaroff	7,425	485	-0-
Cathleen H. Nash	-0-	10,111	-0-
Clinton A. Sampson	71,742	7,237	-0-
John D. Schwab	110,211	7,813	-0-
William C. Shedd	6,425	485	-0-
Dr. Jeoffrey K. Stross	9,181	-0-	-0-
Kendall B. Williams	7,425	485	-0-
James L. Wolohan	7,425	485	-0-
Steven E. Zack	-0-	-0-	27,892
All Directors and Executive Officers as a group (30 persons)	1,949,532	110,580	105,646

(2)	The shares shown for Mr. Hartman also include 7,862 shares that may not be sold by Mr. Hartman during his employment.

(3)	The shares shown for Mr. Wolohan do not include 11,691 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

(4)	The directors and executive officers disclaim beneficial ownership of 11,691 of these shares.

PROPOSAL TO CHANGE THE NAME OF THE CORPORATION
     The Corporation’s board of directors has unanimously approved an amendment to the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”), to amend Article I of the Articles to change the Corporation’s name from “Citizens Banking Corporation” to “Citizens Republic Bancorp, Inc.” The purpose of the proposed name change is to better reflect the business of the Corporation after the merger with Republic Bancorp Inc. The proposed amendment will modify Article I of the Articles to read in its entirety as follows: “The name of the corporation is Citizens Republic Bancorp, Inc.”
     The board of directors believes that approval of the name change as an amendment to the Articles is in the best interests of the Corporation and its shareholders. If this proposal is approved by the shareholders, the Corporation will file with the Department of Labor and Economic Growth of the State of Michigan an amendment to the Articles for the purpose of effecting the name change.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.
ELECTION OF DIRECTORS
     The Corporation’s Articles require that the board of directors be divided into three classes and that each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. The Articles also require that successors to the class of directors whose terms have expired be elected for a three-year term. In connection with the merger transaction between the Corporation and Republic Bancorp Inc. (“Republic”) which was completed on December 29, 2006, the bylaws of the Corporation were amended to provide that the size of the board of directors would be increased to 16, with nine of the positions being filled by then current directors of the Corporation and seven of the positions being filled by then current directors of Republic. Mr. Joseph P. Day retired as a Class II director of the Corporation and the following individuals then currently serving as directors of Republic were added to the board of directors of the Corporation: Jerry D. Campbell, Dr. Jeoffrey K. Stross and Steven E. Zack (as Class I directors); George J. Butvilas and Dana M. Cluckey (as Class II directors) and Gary J. Hurand and Dennis J. Ibold (as Class III directors). The bylaw amendment also provides that over the next three years the size of the board of directors will be reduced by two positions each year and requires that one legacy director from each of the merged corporations step down annually. The directors whose terms expire at the 2007 annual meeting of shareholders (“Class III directors”) are Richard J. Dolinski, William R. Hartman, Gary J. Hurand, Dennis J. Ibold and Kendall B. Williams. Five nominees will be elected as Class III directors at the 2007 annual meeting of shareholders. The board of directors has nominated Messrs. Dolinski, Hartman, Hurand, Ibold and Williams for election as Class III directors. The term for the Class III directors will expire at the 2010 annual meeting of shareholders and upon the election and qualification of their successors. If any of the nominees should be unable to serve, the board of directors may choose to nominate a replacement candidate or the number of directors elected will be automatically reduced by the number of nominees unable to serve. If the board of directors chooses to nominate a replacement candidate then the proxies may be voted for the election of such other person or persons as the board of directors may recommend.
     On the basis of information presently available to the board of directors, only the five persons named above as nominees will be nominated for election as directors.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     The name and age of each nominee and incumbent director, positions and offices currently held with the Corporation and its subsidiaries, his or her five-year business experience, and the year each became a director of the Corporation, according to information furnished by such nominees and incumbent directors, are set forth below.
Nominees

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
Richard J. Dolinski	66	Director of Corporation and Director of Citizens Bank	2001	President and Chief Executive Officer, Dolinski Associates, Inc., a management consulting firm. President, The Legacy Center for Student Success, a non-profit organization focusing on non-school related learning impediments.

William R. Hartman	58	Chief Executive Officer and Director of Corporation; Chairman, President and Chief Executive Officer of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	2002	Chief Executive Officer of Corporation from December 2006 to present. Chairman, President and Chief Executive Officer of Corporation from February 2002 to December 2006. Chairman, President and Chief Executive Officer of Citizens Bank from February 2002 to present. Director of Citizens Bank Wealth Management, N.A. from February 2002 to present.

Gary J. Hurand	60	Director of Corporation and Director of Citizens Bank	2006	President of Dawn Donut Systems, Inc., a property development management company, from September 1988 to present. Also a Trustee of BRT Realty Trust, a New York Stock Exchange real estate management trust.

Dennis J. Ibold	58	Director of Corporation and Director of Citizens Bank	2006	President of Petersen & Ibold, Attorneys at Law.

Kendall B. Williams	54	Director of Corporation; Director of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	1992	Attorney and Counselor, The Williams Firm, P.C.

Class I Continuing Directors – Term Expiring In 2008

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
Edward P. Abbott	67	Director of Corporation; Director of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	1982	President and Chief Executive Officer, Abbott’s Meat, Inc., a wholesale and retail meat distributor.

Lizabeth A. Ardisana	55	Director of Corporation; Director of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	2004	Chief Executive Officer and owner of ASG Renaissance, a technical and communication services firm.

Jerry D. Campbell	66	Chairman of Corporation; Director of Citizens Bank and Chairman of Citizens Bank Wealth Management, N.A.	2006	Chairman of Corporation from December 2006 to present. Chairman of Republic from March 1985 to December 2006.

Stephen J. Lazaroff	53	Director of Corporation and Director of Citizens Bank	1997	President, Diversified Precision Products, Inc., a special cutting tool manufacturer serving the automotive and hydraulic fittings industries.

Dr. Jeoffrey K. Stross	65	Director of Corporation and Director of Citizens Bank	2006	Professor Emeritus of Internal Medicine, University of Michigan from July 2005 to present. Professor of Internal Medicine from July 1987 to July 2005.

Steven E. Zack	56	Director of Corporation and Director of Citizens Bank	2006	Chairman, Global Commercial Credit, a specialty insurance firm.

Class II Continuing Directors – Term Expiring In 2009

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
George J. Butvilas	61	Director of Corporation and Director of Citizens Bank	2006	Retired Vice Chairman of Republic from May 1999 to December 2006.

Dana M. Cluckey	47	President, Chief Operating Officer and Director of Corporation and Director of Citizens Bank	2006	President and Chief Operating Officer of Corporation from December 2006 to present. President and Chief Executive Officer of Republic from January 2000 to December 2006.

Benjamin W. Laird	57	Director of Corporation and Director of Citizens Bank	2001	Attorney, Godfrey & Kahn, S.C.

William C. Shedd	68	Director of Corporation and Director of Citizens Bank	1982	Of Counsel to the law firm of Shedd, Fraiser & Grossman, PLLC from June 2005 to present. Member of such firm from November 2001 to June 2005.

James L. Wolohan	55	Director of Corporation and Director of Citizens Bank	1997	Chairman, Wolohan Capital Strategies, a real estate and financial investment company from April 2006 to present. President and Chief Executive Officer of Wolohan Lumber Co., a retailer of lumber, building materials and home improvement products from June 1987 to March 2006.

Compensation Of Directors
     During 2006, outside directors of the Corporation were paid an annual retainer of $20,000 plus the sum of $1,500 for attendance at each meeting of the board of directors and each committee upon which they serve. However, directors attending by teleconference are paid a reduced fee of $750 per meeting. The chairperson of the audit committee receives an additional annual retainer of $10,000, the chairpersons of the compensation and human resources committee and the risk management committee receive additional annual retainers of $7,500 each. The chairperson of the corporate governance and nominating committee receives an additional annual retainer of $5,000. The lead independent director is paid an additional annual retainer of $10,000. In addition, each non-employee director serving on the board of directors on July 20, 2006 received, pursuant to the Stock Plan, a grant of 485 restricted shares of Common Stock upon which restrictions will lapse in three equal annual installments commencing on the first anniversary of the grant date, assuming that the director is still serving as a director of the Corporation on such dates. Also, directors may participate in the Directors Deferred Compensation Plan. Pursuant to the provisions of this plan, directors may elect to defer up to 100% of their retainer, meeting and committee fees. The investment options available under the Directors Deferred Compensation Plan are the same as those available under the Corporation’s 401(k) Plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the director’s termination of all their directorships with the Corporation and its subsidiaries. No additional compensation is paid pursuant to this plan, however. Beginning April 2006, directors who are also employees of the Corporation will no longer receive any additional compensation for their service as a director, other than Mr. Campbell in accordance with the agreement described in footnote (1) to the table below. Additionally, since September 2002, the Corporation has maintained Common Stock ownership guidelines for its directors. The stock ownership guidelines require that 4,000 shares of Common Stock be owned by directors. These guidelines generally afford such directors a period of five years to attain such Common Stock ownership. All of the directors of the Corporation are in full compliance with the stock ownership guidelines.
     The following table provides information regarding compensation that was paid to the individuals who served as non-employee directors of the Corporation during the year ended December 31, 2006. Except as set forth in the table, during 2006, directors did not earn nor receive compensation in the form of stock awards, option awards or any other form.

	Fees Earned	Stock
	or Paid in	Awards
Name	Cash	($)	Total
(1)	($)	(2)	($)
Edward P. Abbott	68,437	11,641	80,078
Lizabeth A. Ardisana	66,238	11,641	77,879
Joseph P. Day (3)	57,238	11,641	68,879
Richard J. Dolinski	71,738	11,641	83,379
Lawrence O. Erickson (4)	5,250	9,678	14,928
Benjamin W. Laird	78,988	11,641	90,629
Stephen J. Lazaroff	73,527	11,641	85,168
William C. Shedd	66,988	11,641	78,629
Kendall B. Williams	73,738	11,641	85,379
James L. Wolohan	86,437	11,641	98,078

(1)	No compensation was paid by the Corporation to Messrs. Butvilas, Campbell, Cluckey, Hurand, Ibold and Zack and Dr. Stross, the former Republic directors who joined the Corporation’s board of directors on December 29, 2006. Mr. Campbell, however, has entered into an Employment Agreement with the Corporation pursuant to the provisions of the Merger Agreement. Such Employment Agreement provides for a four-year term that commences December 29, 2006. In accordance with the provisions of the Employment Agreement, Mr. Campbell will serve as the non-executive Chairman of the Corporation’s board of directors for the first year of the term and as a director of the Corporation and as Chairman of the board of directors of Citizens Bank Wealth Management, N.A. throughout the term. During the term, Mr. Campbell will receive an annual base salary of $250,000 and will be entitled to a $125,000 bonus during the first fiscal year of the term and a discretionary bonus of up to $125,000 for each subsequent fiscal year during the remainder of the term. In return for his board services, Mr. Campbell will receive fees (including equity incentive awards), in accordance with the Corporation’s policies for non-employee directors as in effect from time to time, a $10,000 retainer fee during the year he serves as non-executive Chairman of the Corporation’s board of directors, and an additional retainer fee of $5,000 for each year he serves as Chairman of the board of directors of Citizens Bank Wealth Management, N.A. During the term, Mr. Campbell will be eligible to participate in the Corporation’s employee benefit plans and may continue to participate in the Corporation’s group health care plan following termination of his employment on the same terms available to other eligible retirees. During the four-year period following completion of the merger, Mr. Campbell will continue to have use of an office in Ann Arbor, Michigan and will be provided with an administrative assistant.

(2)	Stock awards consist of restricted shares of Common Stock. The amounts shown represent the expense recognized by the Corporation in 2006 for restricted shares held by the director as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), excluding any forfeiture adjustments, and do not reflect the cost of the 2006 restricted stock award in its entirety. For a discussion of the valuation assumptions see Note 14 to the Corporation’s 2006 Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. The table below sets forth for each director the number of options and shares of restricted stock held as of December 31, 2006 as well as the grant date fair value of the director’s 2006 restricted stock award.

			Grant Date
			Fair Value of
	Options	Restricted Stock	Restricted
	Outstanding	Outstanding	Stock Award
Name	(#)	(#)	($)
Edward P. Abbott	7,425	485	11,427
Lizabeth A. Ardisana	3,425	485	11,427
Joseph P. Day	7,425	485	11,427
Richard J. Dolinski	7,425	485	11,427
Lawrence O. Erickson	7,425	-0-	-0-
Benjamin W. Laird	7,425	485	11,427
Stephen J. Lazaroff	7,425	485	11,427
William C. Shedd	6,425	485	11,427
Kendall B. Williams	7,425	485	11,427
James L. Wolohan	7,425	485	11,427

(3)	Mr. Day retired from the board of directors effective December 29, 2006.

(4)	Mr. Erickson retired from the board of directors in March 2006, and did not receive a stock award for his service in 2006.

CORPORATE GOVERNANCE
Meetings Of Directors And Committees Of The Board Of Directors
     During 2006, fourteen meetings of the board of directors of the Corporation were held. During such period, all incumbent directors attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by the committees on which they serve.
     The Corporation has several committees on which members of the board of directors serve, including a compensation and human resources committee, a corporate governance and nominating committee, and an audit committee. The board of directors has adopted a charter for each of these three committees. The charters are accessible on the Governance Documents page of the Investor Relations Section of the Corporation’s website at www.citizensonline.com. The audit committee meets quarterly and on call when needed, and the compensation and human resources committee and the corporate governance and nominating committee meet on call. The board of directors has determined that except for Messrs. Hartman, Campbell, Cluckey and Butvilas, all of the directors, including all the committee members, are “independent directors” as defined in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market (“NASDAQ”).
     The compensation and human resources committee met eleven times during 2006 and is currently comprised of the following directors: Kendall B. Williams, chairman; Lizabeth A. Ardisana, Dennis J. Ibold, Benjamin W. Laird and Dr. Jeoffrey K. Stross. The responsibilities of the committee include approval of all aspects of corporate executive compensation and oversight of the Corporation’s compensation and benefits plans.
     The corporate governance and nominating committee met three times during 2006 and is currently comprised of the following directors: James L. Wolohan, chairman; Dennis J. Ibold, Stephen J. Lazaroff, Kendall B. Williams and Steven E. Zack. The responsibilities of the committee are: to establish criteria for board and committee membership and to recommend committee appointments; to review candidates qualifications and possible conflicts; to assess contributions of current directors in relation to whether they should be renominated; to ensure that a substantial majority of directors are independent; to review the Corporation’s process for providing information to the board of directors; to recommend corporate governance principles to the board of directors; to oversee and evaluate the effectiveness of the board; to determine a desirable balance of expertise among board members; to identify qualified candidates to fill board positions and provide aid in attracting them to the board of directors; to recommend the slate of director nominees to the board of directors for inclusion in the Corporation’s proxy statement for election by the shareholders at the annual meetings; to consider director nominees proposed by shareholders; and to handle such other matters as may be properly delegated to the committee by the board of directors. The committee uses a number of means to identify director candidates, including requesting recommendations from existing board members and others, hiring an independent search firm or consultant, and considering candidates submitted by shareholders. If the committee hires an independent search firm or consultant, in exchange for a fee such firm or consultant will provide the committee with the names of director candidates that meet criteria established by the committee. When evaluating a director candidate, the committee looks at the candidate’s qualifications in light of the needs of the board and the Corporation at that time given the then current mix of director expertise. For a description of procedures for submitting nominations to the committee, see “Corporate Governance – Shareholder Proposals” and “Corporate Governance – Shareholder Nomination of Director Candidates.”
     The audit committee met twelve times during 2006 and is currently comprised of the following directors: Richard J. Dolinski, chairman; Gary J. Hurand, Benjamin W. Laird, James L. Wolohan and Steven E. Zack. The board of directors has determined that each of the members of the committee is “independent,” as independence is defined in the applicable NASDAQ and Commission rules for audit committee members. The board of directors has also determined that Mr. Wolohan is an “audit committee financial expert” as defined by applicable Commission rules and that each of the audit committee members satisfies all other qualifications for audit committee members set forth in the applicable NASDAQ rules. The responsibilities of the committee are: to oversee the Corporation’s financial reporting process and the internal accounting controls for the internal audit function of the Corporation and its subsidiaries; to appoint, compensate, oversee, evaluate and replace if necessary the external auditors; to approve in advance all audit services, to ensure that a written statement is received from the external auditors setting forth all relationships with the Corporation; to act as the Qualified Legal Compliance Committee; to review and approve any related party transactions; to review the annual audit plan with the independent auditors and the General Auditor; to oversee the Corporation’s legal, compliance, and ethics policies; and to review the results of the internal and independent audits of the Corporation.
Annual Meeting Attendance
     The Corporation encourages all members of its board of directors to attend the annual shareholders meetings but it has not adopted a formal policy requiring such attendance. All of the members of the board of directors of the Corporation who were directors at the time of the 2006 annual meeting of shareholders attended such meeting.
Lead Independent Director
     Mr. James L. Wolohan currently serves as the lead independent director of the board of directors. He was initially elected to such position by the independent members of the board of directors on October 20, 2005 and was subsequently reaffirmed at the 2006 annual organization meeting of the board of directors to serve in such position by the independent members of the board. The lead independent director position will continue to be reviewed annually at the annual organization meeting of the board of directors. The lead independent director chairs the executive session portion of each meeting of the board of directors, during which management is not present, and serves as the primary liaison between the independent members of the board of directors and the Corporation’s chief executive officer.
Code of Ethics
     The Corporation has a code of ethics that applies to all of its employees and its directors. The code of ethics, as currently in effect (together with any amendments that may be adopted from time to time), is posted on the Corporation’s website at www.citizensonline.com. In the future, to the extent any waiver is granted with respect to the code of ethics that requires disclosure under applicable Commission rules, such waiver will be posted on the website at the address specified above.
Shareholder Proposals
     Any proposal by a shareholder of the Corporation to be considered for inclusion in the proxy statement for the 2008 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November ___, 2007. In addition to applicable rules of the Commission for inclusion of shareholder proposals in the Corporation’s proxy statement, the Corporation’s bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to the secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid, not later than January 27, 2008, which is the 90th day prior to the first anniversary of the 2007 annual meeting. If the annual meeting date has been advanced to a date earlier than March 27, 2008, which is the 30th day prior to the first anniversary of the 2007 annual meeting or delayed to a date later than June 25, 2008, which is the 60th day after the first anniversary of the 2007 annual meeting, then in order to be brought properly before the annual meeting, notice of such proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in the Corporation’s bylaws. The Corporation also expects the persons named as proxies for the 2008 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Corporation with written notice of such proposal during the period provided in the Corporation’s bylaws.
Shareholder Nomination of Director Candidates
     Shareholders proposing director nominees at any annual meeting of shareholders must provide written notice of such intention, along with certain information regarding the proponent and the nominees as provided in the bylaws, to the secretary of the Corporation not later than the close of business on January 27, 2008, which is the 90th day prior to the first anniversary of the 2007 annual meeting. If the annual meeting date has been advanced to a date earlier than March 27, 2008, which is the 30th day prior to the first anniversary of the 2007 annual meeting or delayed to a date later than June 25, 2008, which is the 60th day after the first anniversary of the 2007 annual meeting, then notice of such intention must be given within 10 days after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the corporate governance and nominating committee. The corporate governance and nominating committee policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the board for nomination.
Shareholder Communications with the Board of Directors
     Although the Corporation has not to date developed formal processes by which shareholders may communicate directly with directors, it believes that its informal process, in which any communication sent to the board of directors either generally or in care of the chief executive officer, corporate secretary, or another corporate officer, has served the needs of both the board and the Corporation’s shareholders.
     The corporate governance and nominating committee will monitor this matter and may develop more specific procedures. Until any other procedures are developed and posted on the Corporate Governance page in the Investor Relations section of the Corporation’s website at www.citizensonline.com, any communication to the board of directors may be mailed to the board, in care of the secretary of the Corporation, at 328 South Saginaw Street, Flint, Michigan 48502. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The secretary of the Corporation will make copies of all such communications and circulate them to the appropriate director or directors.
Report Of The Audit Committee
     In accordance with its written charter adopted by the board of directors, the audit committee of the board of directors (the “Audit Committee”) assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.
     The Audit Committee received and reviewed a statement from the independent auditors describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by Independence Standards Board Standard No. 1, “Independence Discussions

with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
     The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2006 with management and the independent auditors.
     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed the independent auditors to serve as such for 2007.
     The Audit Committee of the Board of Directors:
Richard J. Dolinski, Chairman
Gary J. Hurand
Benjamin W. Laird
James L. Wolohan
Steven E. Zack

Executive Officers
     The following information is provided for those officers currently designated as executive officers by the Corporation’s board of directors.

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Marilyn K. Allor	61	Senior Vice President and Director of Human Resources of Corporation and of Citizens Bank (June 1996 to present).	2002

Charles D. Christy	49	Executive Vice President and Chief Financial Officer of Corporation and of Citizens Bank (September 2002 to present); Controller of Corporation and of Citizens Bank (November 2004 to May 2005); Director of Strategy and Acquisitions-Investment Management Group, Bank One Corporation (January 2002 to August 2002).	2002

Dana M. Cluckey	47	President and Chief Operating Officer of Corporation (December 2006 to present); President and Chief Executive Officer of Republic (January 2000 to December 2006).	2006

Roy A. Eon	55	Executive Vice President and Manager of Operations and Technology of Corporation and of Citizens Bank (August 2002 to present); Manager of Operations and Technology, First Merchants Corporation (January 2001 to August 2002).	2002

Stephen V. Figliuolo	50	Executive Vice President and Corporate Risk Officer of Corporation and of Citizens Bank (May 2005 to present); Vice President of Loan Operations of Corporation and of Citizens Bank (October 2004 to May 2005); Vice President and Production Operations Manager of Corporation and of Citizens Bank (February 2003 to October 2004); Principal of Processing Solutions Group, a provider of consulting and other services in the fields of banking and securities (August 2001 to February 2003).	2005

Thomas W. Gallagher	54	General Counsel of Corporation (August 1988 to present); Secretary of Corporation (January 1989 to present); General Counsel and Secretary of Citizens Bank (August 1988 to present); Secretary and Manager of Citizens Bank Mortgage Company, LLC (October 1997 to present).	1989

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Marcena L. Hamady	40	Interim General Auditor of Corporation and of Citizens Bank (June 2006 to present); Audit Manager of Corporation and of Citizens Bank (August 2004 to June 2006); Business Development Manager of Jefferson Wells International, a provider of internal audit, technology risk management, tax, and finance and accounting services (May 2000 to June 2004).	2006

William R. Hartman	58	Chief Executive Officer of Corporation (December 2006 to present); Chairman of Corporation (January 2003 to December 2006); President and Chief Executive Officer of Corporation (February 2002 to December 2006); Chairman, President and Chief Executive Officer of Citizens Bank (February 2002 to present); Director, Citizens Bank Wealth Management, N.A. (June 2002 to present).	2002

Judith L. Klawinski	46	Senior Vice President and Head of Retail Delivery of Corporation (July 2005 to present); Senior Vice President and District Manager of Citizens Bank (November 2002 to July 2005); Senior Vice President and Regional Retail Executive of Citizens Bank (July 1998 to November 2002).	2005

Thomas F. Menacher	50	Director of Merger Integrations of Corporation (December 2006 to present); Executive Vice President, Treasurer, Chief Financial Officer and Secretary of Republic (March 2001 to December 2006).	2006

Cathleen H. Nash	44	Executive Vice President and Head of Consumer Banking of Corporation (July 2006 to present); Director of Branch Banking of SunTrust Corporation (September 2003 to June 2006); Director of Florida Retail Banking of SunTrust Corporation (May 2001 to September 2003).	2006

Randall J. Peterson	61	Executive Vice President and Regional Chairman of Corporation — Wisconsin and Iowa (April 2003 to present); Consultant to Halron Lubricants, a distributor of motor oils (February 2002 to April 2003).	2003

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Jeffrey A. Powell	49	Senior Vice President, Controller and Chief Accounting Officer of Corporation (May 2005 to present); Vice President and Director of Finance of Corporation (February 2003 to May 2005); Director of Information Systems of Education One Group, a provider of private and federally guaranteed loans for education (September 2000 to February 2003).	2005

Clinton A. Sampson	61	Executive Vice President and Regional Chairman of Corporation — Michigan (November 2003 to present); President, Northeast Ohio Region of Bank One Corporation (December 2002 to October 2003); President, Cleveland Market of Bank One Corporation (September 1999 to December 2002).	2003

James A. Schmelter	44	Executive Vice President for Wealth Management of Corporation and President of Citizens Bank Wealth Management, N.A. (September 2003 to present); Market Business Manager, Private Client Sales of Bank One Corporation (August 2001 to August 2003).	2003

John D. Schwab	62	Executive Vice President and Chief Credit Officer of Corporation and of Citizens Bank (November 2002 to present); Senior Vice President and Senior Credit Officer of Bank One Corporation (November 1998 to July 2002).	2002

EXECUTIVE COMPENSATION
Compensation And Human Resources Committee Report
     In accordance with its written charter adopted by the board of directors, the compensation and human resources committee of the board of directors (the “Compensation Committee”) assists the board of directors in determining and implementing compensation and benefit systems for executive officers and other employees of the Corporation.
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”) for the year ended December 31, 2006.
     Based on such review and discussion, the Compensation Committee recommended to the board of directors of the Corporation that the CD&A be included in this proxy statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.
By the Compensation Committee of the Board of Directors:
Kendall B. Williams, Chairman
Lizabeth A. Ardisana
Dennis J. Ibold
Benjamin W. Laird
Dr. Jeoffrey K. Stross

Compensation Discussion And Analysis
Overview of Compensation Philosophy and Program
          The Corporation’s executive compensation program is designed to:
•	Align the financial interests of the executive officers with the long-term interests of the Corporation’s shareholders;

•	Attract and retain high performing executive officers to lead the Corporation to greater levels of profitability; and

•	Motivate and incent executive officers to attain the Corporation’s earnings and performance goals.
          The compensation program for the Corporation’s executive officers has four primary components:
•	base salary;

•	annual incentive awards;

•	long-term equity-based awards; and

•	employee benefits, which include pension and welfare benefits as well as perquisites.
          The Compensation Committee periodically utilizes the services of independent compensation consulting firms to provide advice on executive compensation matters. In developing the compensation program for 2006, the Compensation Committee retained Watson Wyatt Worldwide and Clark Consulting to develop and review competitive market data.
          Annually, the Compensation Committee reviews competitive market data for comparable executive positions. Independent compensation consultants assist the Compensation Committee in developing and reviewing the competitive market data. For purposes of competitive market analysis, total compensation is measured against that paid by nationwide banking and financial services organizations. The current peer group includes: Mercantile Bankshares Corporation, Sky Financial Group, Inc., BOK Financial Corporation, Commerce Bancshares Inc., TCF Financial Corporation, First Citizens BancShares, Valley National Bancorp, Fulton Financial Corporation, FirstMerit Corporation, Hudson United Bancorp, Old National Bancorp, UMB Financial Corporation, Susquehanna Bancshares Inc, Chittenden Corporation, United Bankshares Inc, First Commonwealth Financial Corporation and Republic Bancorp Inc. Such compensation market data is size-adjusted to reflect the Corporation’s asset size. Management and the Compensation Committee work with the independent compensation consultants in setting the peer group. This data is used to evaluate base salaries, annual incentive awards, and long-term equity-based awards. The Compensation Committee targets executive compensation to be at the 50th percentile of the relevant market.
          The Corporation believes that a significant portion of the executive officers’ compensation should be delivered in the form of variable pay (annual incentive and long-term equity-based awards). The variable pay structure recognizes that executives have significant influence on the overall financial results of the Corporation and aligns the financial interests of the executive officers with the long-term interests of the shareholders by using equity-based awards that increase in value as shareholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Corporation. For Named Executive Officers, over 50% of the total compensation, excluding employee benefits, is in the form of variable pay. For Named Executive Officers, the mix of total compensation, excluding employee benefits and pension benefits, earned for 2006 was as follows:

Named		Annual	Long-Term
Executive Officers	Base Salary*	Incentive*	Equity-Based*	Total
William R. Hartman	34%	14%	52%	100%
Charles D. Christy	47%	19%	34%	100%
Cathleen H. Nash	28%	35%	37%	100%
John D. Schwab	45%	18%	37%	100%
Clinton A. Sampson	47%	17%	36%	100%

*	Base Salary and Annual Incentive percentages were calculated utilizing the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. The Long-Term Equity-Based percentages were calculated utilizing amounts disclosed in the “Outstanding Equity Awards at Year-End” table.
     The purpose and structure for each component of the compensation package is described below.
Base Salary
     The Corporation believes that competitive base salaries are necessary to attract and retain high performing executive officers. The chief executive officer conducts annual performance reviews and subsequently assigns performance ratings for all Named Executive Officers, excluding himself. The performance rating is determined by taking into account individual performance, experience, unique contributions to the Corporation and the Corporation’s need for certain types of expertise. The Compensation Committee uses the performance rating along with the competitive market data provided by independent compensation consultants, to determine appropriate salary increases.
     With respect to the compensation of the Corporation’s chief executive officer, all of the members of the board of directors provide input and recommendations through a formal annual performance review process. The performance review of the chief executive officer is generally based on objective criteria including performance of the Corporation, accomplishment of strategic objectives, development of management, and other relevant measures of performance.
     The average salary increase for Named Executive Officers, other than the chief executive officer, in 2006 was 6.0%. The chief executive officer received an increase of 8.8%. The base salary earned in 2006 by each of the Named Executive Officers is set forth in the “Summary Compensation Table”.
Annual Incentive Plan
     All of the Corporation’s executive officers participate in the Management Incentive Plan (“MIP”). The MIP encourages executive officers of the Corporation to work together as a team to achieve specific annual financial goals. The MIP is designed to motivate executive officers of the Corporation to achieve strategic goals, strengthen links between pay and the performance of the Corporation and align management’s interests more closely with the interests of the shareholders.

     Award Opportunities
     Under the MIP, target bonus amounts for executive officers are generally comprised of a 75% corporate performance portion, which is only paid if the Corporation achieves specified earnings per share and return on equity targets, and a 25% individual performance portion. The corporate performance portion of each bonus is a function of (i) the executive officer’s base salary, (ii) the “participation rate” (as a percentage of base salary) established by the Compensation Committee for the executive officer, and (iii) the performance of the Corporation. Corporate performance is measured in terms of the percentage of goal achieved for select corporate performance measures. Each such performance measure is also assigned a relative weight. The financial measures and weights are the same for all Named Executive Officers and are set forth for year 2006 in the table below. These financial measures and goals have been selected because management and the Compensation Committee believe that these are the key measures that drive the financial performance of the Corporation. The individual performance portion of each bonus is determined through quantitative and qualitative goals pertaining to the executive’s area of responsibility and an objective analysis of each of the executive’s performance. For 2006, strong emphasis was placed on the role the executive officers played in the merger integration process. It is possible for an executive officer to exceed the established goals with regard to the individual performance portion of the bonus where circumstances indicate extraordinary performance by the executive officer, but such amount may not exceed 150% of the individual performance portion of the bonus. For 2006, the participation rate was 75% of base salary for the chief executive officer and it ranged between 48% and 60% for the other Named Executive Officers. These participation rates were established with the assistance of the Corporation’s independent compensation consultants.
     Discretion may be utilized by the Compensation Committee to adjust bonus amounts upward or downward under appropriate circumstances.
     2006 Results
     The timing of the merger between the Corporation and Republic added significant complexity in determining the executive officer’s performance against the 2006 MIP goals. This was due to the fact that after the 2006 goals were established, individual executive officers were asked to undertake new and/or additional goals designed to drive the successful conclusion of the merger transaction and to begin the integration process of the two companies. Moreover, although expected to strengthen earnings in the longer term, certain restructuring and merger related activities that each of the merging companies undertook had the effect of negatively impacting the financial results for the fourth quarter 2006. These activities were designed to place the combined corporation in a significantly better position than either of the merging corporations would have experienced on a standalone basis through optimizing rate and market risk positions, improving conversion execution and reducing overlapping cost structures, thereby improving future profitability. In light of the foregoing, the Compensation Committee determined that the most appropriate way to evaluate performance under the 2006 MIP was to exercise some discretion in terms of evaluating both corporate and individual performance. With respect to corporate performance, the Compensation Committee determined that annualizing the financial results of the Corporation through September 30, 2006 would provide the most credible benchmark against which to assess performance and be most indicative of the Corporation’s results on a full year basis as if the Corporation remained a standalone company.
     The table set forth below shows the financial measures and results utilized to assess performance on an adjusted basis as described above. The financial formula and the Compensation Committee’s discretionary evaluation resulted in a MIP payout equal to 58.4% for the corporate performance portion of the bonus. With respect to the individual performance portion of the bonus, in certain instances the Compensation Committee exercised its discretion to decrease payouts and in other instances exercised its discretion to increase payouts within the confines of the plan. Enhanced payouts were made in those cases where executive officers exhibited extraordinary individual performance, particularly in leading merger integration efforts.

			2006
		2006 Goal	Performance*
Financial Measures	Weight	(in Millions)	(in Millions)
Net Interest Income	25%	$272.00	$263.60
Low Cost Deposits	20%	$2,592.90	$2,189.30
Total Deposits	10%	$5,444.00	$5,641.30
Fee Income	15%	$94.90	$94.20
Net Charge-Offs	10%	$19.50	$12.30
Non Performing Loans	10%	$37.75	$38.21
Expense Management	10%	$241.40	$238.90

*	As noted above, the Compensation Committee annualized the financial results of the Corporation through September 30, 2006 to assess performance for 2006 under the MIP.
     All of the bonus awards for Named Executive Officers, except for Ms. Nash, were determined in accordance with the above-described process. In connection with Ms. Nash’s acceptance of employment with the Corporation in July 2006 and in recognition of the fact that she would forfeit benefits as a result of leaving her former employer, she was guaranteed a fixed bonus amount for 2006. As such, her bonus was established using the guaranteed agreed upon amount rather than the process described for the other Named Executive Officers. The MIP bonus award for each Named Executive Officer and the bonus for Ms. Nash are set forth in the “Summary Compensation Table.”
Long-Term Equity-Based Compensation
     Like the MIP, all of the Corporation’s executive officers participate in receiving equity awards under the Corporation’s Stock Plan. The purpose of long-term compensation arrangements is to more closely align the financial interests of the executive officers with the long-term interests of the Corporation’s shareholders by linking a significant portion of their compensation directly to stock price growth or decline. The Stock Plan of the Corporation provides for a variety of different types of compensation arrangements, such as stock options, restricted stock and stock appreciation rights, all of which increase in value as the value of the Common Stock increases. The Compensation Committee generally makes annual grants to executive officers under the Stock Plan. In the past, the Compensation Committee granted stock options or a mixture of stock options and restricted stock. However, because of the change in tax and accounting treatment of stock options, the Compensation Committee determined that long-term incentive awards other than stock options should be utilized by the Corporation.
     Restricted Stock
     In 2006, the annual equity award for executive officers was entirely in the form of restricted stock. Such restricted stock grants generally vest in equal annual installments over the following three years assuming the executive officer continues employment with the Corporation. These vesting terms encourage executive officers to work to improve the stock performance and provide a strong retention tool.

     Long-Term Award Amounts
     The Compensation Committee has established guidelines in the making of annual equity grants. These guidelines were developed with the assistance of the Corporation’s independent compensation consultants and reflect competitive practices of similarly situated financial institutions. The guidelines establish a target economic value of annual equity compensation for each executive officer position. While the above-mentioned guidelines are utilized to determine the parameters of an award, the number of restricted shares may be increased or decreased based upon (i) the Compensation Committee’s evaluation of the officer’s individual performance as assessed by the chief executive officer, or with respect to the chief executive officer, the board of directors, and (ii) the financial performance of the Corporation during the prior year. In 2006, the fair market value of the restricted stock award to Named Executive Officers under the Stock Plan ranged from approximately $170,000 to approximately $1,000,000. The long-term equity-based award for Named Executive Officers in 2006 may be found in the “Grants of Plan-Based Awards” table. The restricted stock award for Ms. Nash was granted in connection with her acceptance of employment with the Corporation. All restricted stock awards have dividend and voting rights.
     Grant Timing
     With the exception of new hires, the restricted stock grants for last year were made on June 28, 2006. At the time that these grants were made, the Corporation had no formal policy with regard to the timing of its annual equity grants, although they are normally made in May. Last year the annual equity grant was delayed until June 28, 2006 due to the fact that the proposed merger transaction with Republic had not yet been publicly disclosed. In early 2007, the Compensation Committee adopted a policy to make its annual equity grants on the third Thursday in May of each year.
Retirement Benefits
     Pension Benefits
     The Corporation maintains two defined benefit pension plans. The Citizens Banking Corporation Cash Balance Pension Plan for Employees (the “Qualified Plan”) provides funded, tax-qualified benefits up to the limits on compensation permitted under the Internal Revenue Code. All Named Executive Officers, except Ms. Nash, participated in the Qualified Plan in 2006. The other defined benefit plan is the Citizens Banking Corporation Supplemental Retirement Benefits Plan (the “SERP”), which provides unfunded, non-qualified benefits for Mr. Hartman that are partially offset by benefits under the Qualified Plan and Social Security.
     Qualified Plan
     Employees are eligible to participate in the Qualified Plan after completing 1,000 or more hours of service during their first twelve months of employment, with benefits under the Qualified Plan vesting on the fifth anniversary of the date participation began. The Qualified Plan is a cash balance pension plan that was frozen effective December 31, 2006. Prior to December 31, 2006, participants, including participants who were Named Executive Officers, were generally credited with annual pay credits equal to 4% of compensation for each year in which they worked at least 1,000 hours. In addition, the balance as of the beginning of the year (prior to the addition of the pay credit for the previous year) was credited with interest based on the yield on 30 year treasury securities. The interest credit will continue indefinitely beyond December 31, 2006 based on the accrued balance.
     Effective December 31, 2006, the accrual of future benefits under the Qualified Plan, other than the interest credit has ceased. Thus, a participant’s pension benefit under the Qualified Plan will not consider pay and service earned after December 31, 2006. Beginning January 1, 2007, all eligible employees, including the eligible Named Executive Officers, will instead be entitled to annual company contributions to a new defined contribution plan consisting of 2.5% of total pay, along with a 4% matching contribution for all amounts deferred under the plan up to the limits on compensation permitted under the Internal Revenue Code.
     Benefits under the Qualified Plan are payable immediately in the form of a lump sum or an actuarial equivalent annuity following termination and the attainment of age 55 with 5 years of service or prior to age 55 with at least 10 years of service. Each Named Executive Officer, except Ms. Nash who has not met the eligibility requirements, participates in this plan. Ms. Nash became an employee of the Corporation in July 2006 and had not yet achieved the required hours of service. Ms. Nash is expected to be eligible to participate in the new defined contribution plan beginning in 2007. As of the end of 2006, Mr. Hartman is the only Named Executive Officer who had a vested interest in the Qualified Plan (completed at least 5 years of credited service). With the exception of Ms. Nash, the remaining Named Executive Officers will become vested in their benefit accrued through December 31, 2006 when they have the requisite years of service. The present value of accumulated benefits under the Qualified Plan for each Named Executive Officer is set forth in the “Pension Benefits” table.
     In general, the amount of compensation used in determining benefits under the Qualified Plan includes total wages, salary and performance incentives and is limited by the compensation limits under the Internal Revenue Code. Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code, which was $220,000 in 2006.
     Supplemental Executive Retirement Plan (SERP)
     Mr. Hartman was offered SERP benefits in connection with his acceptance of the position of president and chief executive officer of the Corporation in February 2002. The Compensation Committee, with the assistance of the Corporation’s independent compensation consultant, determined that benefits of this nature are customary for chief executive officer positions and would be necessary to attract top talent to the Corporation. Further, it has been the practice of the Corporation to provide SERP benefits to previous chief executive officers.
     Under the provisions of his SERP, Mr. Hartman will be entitled to full benefits on or after age 62 and one-half. The SERP benefit expressed as an annual single life annuity is equal to (i) 60% of the annual average base salary paid and bonus earned for the 36 highest consecutive months of earnings out of the last 60 months, minus (ii) the sum of the accumulated annual single life annuity provided under the Qualified Plan and Social Security benefits. Mr. Hartman has elected to have his SERP benefit be payable in monthly installments as a joint and 50% survivor annuity.
     If Mr. Hartman terminates employment before age 62 and one-half, the benefit can commence no earlier than age 61. In this case the 60% SERP benefit is reduced by one-third of one percent for each complete month that the benefit commences prior to age 62 and one-half. The SERP is unfunded and maintained as a book reserve account. The present value of accumulated benefits under the Qualified Plan for Mr. Hartman is set forth in the table entitled “Pension Benefits.”

Other Executive Perquisites and Benefits
     All employees who participate in the Corporation’s 401(k) plan received matching funds from the Corporation. All Named Executive Officers, except for Ms. Nash, participated in the 401(k) plan in 2006 and received matching funds. Such amounts attributable to each Named Executive Officer are set forth in the “Summary Compensation Table.”
     Each Named Executive Officer is reimbursed by the Corporation for initiation fees and annual dues associated with his or her maintaining membership in one country club. The club memberships enable Named Executive Officers to entertain clients and represent the Corporation within the communities in which the Corporation operates. Amounts attributable to each Named Executive Officer with regard to club fees and dues are set forth in the “Summary Compensation Table.”
     Each year, the Corporation recognizes its top performers in both sales and line of support positions through the Chairman’s Club Reward Program. Under this program, certain employees of the Corporation are rewarded with a vacation trip for outstanding results attained on behalf of the Corporation by such individuals. Certain Named Executive Officers and their spouses may attend the reward trip, the cost of which is paid for by the Corporation. The Corporation reimburses Named Executive Officers for federal, state, and local income taxes incurred, if any, from such incentive trip. Amounts attributable to each Named Executive Officer who attended the 2006 reward trip and the tax liability associated with that trip are set forth in the “Summary Compensation Table.”
     Generally, executive officers and certain other employees are eligible for reimbursement by the Corporation of certain relocation and moving related expenses. The Corporation, in certain instances, will reimburse executive officers for federal, state, and local income taxes incurred in relation to such moving and relocation expenses. In connection with Ms. Nash’s acceptance of employment with the Corporation, she received reimbursement of certain of the moving and relocation expense associated with her move to Michigan. Amounts attributable to Ms. Nash for moving and relocation expenses and the associated tax liability are set forth in the “Summary Compensation Table.”
Employment Termination Severance Benefits
     The Corporation may provide Named Executive Officers with severance benefits upon termination of employment. These benefits are described in detail in the “Other Potential Post-Employment Payments” section.
Retention Awards
     In connection with the merger between the Corporation and Republic, two Named Executive Officers, John D. Schwab and Clinton A. Sampson, entered into retention arrangements with the Corporation. These retention arrangements are designed to keep these key executives in place during the critical integration and transition process related to the merger efforts. Under these retention arrangements, Messrs. Schwab and Sampson will each be entitled to lump sum payments of $150,000 following December 31, 2008 so long as (i) they remain active employees of the Corporation through December 31, 2008 and (ii) their job performance continues at an acceptable level consistent with their past performance. In connection with these retention arrangements, Messrs. Schwab and Sampson have agreed that the merger with Republic does not constitute a change in control under their existing change in control agreements with the Corporation. If Messrs. Schwab and Sampson had experienced a qualified termination of their employment and had not waived their change in control agreements with respect to the Republic merger, the Corporation would have incurred costs of $1,874,678 and $1,699,921, respectively.
Employment Agreements
     William R. Hartman – Employment Agreement
     The Corporation has an employment agreement with only one Named Executive Officer, Mr. William R. Hartman. The Corporation entered into an employment agreement with Mr. Hartman in February 2002 in connection with his hiring and appointment as president and chief executive officer of the Corporation. This agreement was amended and restated in May 2003, and subsequently amended and restated in June 2006 in connection with the Republic merger (as amended and restated, the “Hartman

Agreement”). The material terms of the Hartman Agreement were negotiated with Mr. Hartman at the time he joined the Corporation and were deemed to be necessary and appropriate incentives to attract Mr. Hartman to serve in such capacity. Modest enhancements to the Hartman Agreement were made in 2003 to reflect the additional responsibilities he assumed as chairman of the Corporation. In connection with the Republic merger, the Compensation Committee determined that it would be in the best interests of the Corporation to further amend the Hartman Agreement to reflect the changes to his role within the Corporation resulting from the merger with Republic and to assure that Mr. Hartman would be amenable to continue as chief executive officer of the Corporation post-merger in order to complete the integration process of the two companies and would be amenable to transitioning out of the chief executive officer role at the end of the fourth year following completion of the merger as part of an overall succession plan.
     Under the Hartman Agreement, Mr. Hartman will serve as chief executive officer of the Corporation until December 31, 2010 and as executive chairman of the Corporation from January 1, 2011 to December 31, 2012. Mr. Hartman will also continue as a member of the board of directors of the Corporation and will serve as the chairman of the board beginning December 29, 2007. While serving as chief executive officer, Mr. Hartman will receive an annual base salary of at least $740,000, will have a target annual bonus (“participation rate”) of no less than 75% of his annual base salary and will receive annual equity incentive awards on terms and conditions no less favorable than those provided to other senior executives of the Corporation taking into account competitive practices at comparable institutions. In addition, equity incentive awards granted to Mr. Hartman prior to December 31, 2010, will vest no later than December 31, 2010. While serving as executive chairman, Mr. Hartman’s annual base salary will be no less than 50% of the final annual base salary that he was earning while serving as chief executive officer. His base salary, annual bonus and annual equity incentive awards will be determined by the Compensation Committee in its sole discretion.
     In addition, the Hartman Agreement amended Mr. Hartman’s SERP, which is described in the “Retirement Benefits” section.
     Under the Hartman Agreement, Mr. Hartman will be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to other senior executives of the Corporation during his employment. Upon his retirement, Mr. Hartman and his spouse will be eligible to participate in the Corporation’s group healthcare programs for retirees at their own expense.
     Upon termination without cause or upon a change in control, Mr. Hartman will be eligible for specific benefits. Under the Hartman Agreement, if Mr. Hartman’s employment is terminated without “cause” or is terminated by Mr. Hartman for “good reason” (each defined below), the Corporation will be obligated to pay Mr. Hartman a lump sum severance benefit. This severance benefit consists of an amount equal to the sum of
1.	a. his base salary and target incentive payment,

multiplied by the greater of
b.	(i) three and
(ii) the number of days remaining until December 31, 2010 divided by 365, plus
2.	any accrued amounts not yet paid including base salary, earned incentive compensation for the prior year, a pro-rata target bonus for the year of termination, any accrued vacation pay, and any unreimbursed business expenses.

In addition to the above severance payments, upon termination without “cause” or for “good reason”, Mr. Hartman will also be entitled to the full vesting of all outstanding equity-based compensation; the transfer of his club membership to him where he will assume all monthly charges; and full coverage in all welfare benefits at the cost of the Corporation for Mr. Hartman and his eligible dependents for three years following the date of termination.
     The Hartman Agreement also entitles Mr. Hartman to an excise tax gross-up if he is subject to the 20% excise tax on excess parachute payments under Section 280G and Section 4999 of the Internal Revenue Code.
     The Hartman Agreement provides that in the event of a change in control (as defined in the change in control agreement between Mr. Hartman and the Corporation), the benefits Mr. Hartman receives shall be the better of those provided under the Hartman Agreement or those provided under his change in control agreement. The benefits available under the change in control agreement are described in more detail in “Other Potential Post-Employment Payments.”
     Additionally, the Hartman Agreement provides that upon the death and disability of Mr. Hartman, the Hartman Agreement shall terminate with no further obligations to Mr. Hartman or his legal representatives, except for accrued obligations.
     In order to be eligible for the severance benefits discussed above, Mr. Hartman, for a period of two years following his termination of employment is prohibited from soliciting employees of the Corporation and engaging in competition with the Corporation. He is also subject to confidentiality and non-disparagement restrictions.
     For purposes of the Hartman Agreement, the term “cause” means: (i) the continued failure to substantially perform his duties other than failure resulting from his incapacity due to physical or mental illness after a written demand for substantial performance is delivered which identifies the manner in which Mr. Hartman has not performed his duties; (ii) conviction, guilty plea or plea of nolo contendere of Mr. Hartman for any felony or crime involving moral turpitude resulting in reputational harm to the Corporation; or (iii) the willful engaging by Mr. Hartman in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. Moreover, under the Hartman Agreement the term “good reason” means the occurrence of any of the following, absent the written consent of Mr. Hartman: (i) failure of the Corporation to appoint or reappoint him to the same position; (ii) assignment to Mr. Hartman of any duties inconsistent with his current status; (iii) failure of the Corporation to perform its obligations under the Hartman Agreement; (iv) change in reporting relationship; or (v) failure to elect or re-elect Mr. Hartman to the board of directors other than for cause, death or disability.
     Dana M. Cluckey – Employment Agreement
     Mr. Dana M. Cluckey, who became the Corporation’s president and chief operating officer upon the consummation of the Republic merger, has not been designated a Named Executive Officer in this proxy statement due to the fact that under applicable Commission standards, compensation paid by non-affiliated companies that are acquired pursuant to a merger is not included for determining which executives are to be classified as Named Executive Officers of the acquiring company. The Corporation anticipates that Mr. Cluckey will be a Named Executive Officer in the Corporation’s proxy statement relating to the 2008 Annual Meeting of Shareholders.
     The Compensation Committee determined that it would be desirable to have Mr. Cluckey serve in the role of president and chief operating officer of the Corporation following the Republic merger and to provide assistance to the Corporation in the integration of Republic with the Corporation. Furthermore, the Compensation Committee determined that it would be desirable to memorialize a longer-term transition and succession plan involving Mr. Cluckey with regard to the chief executive officer role of the Corporation. As such, the Compensation Committee felt that it would be in the best interests of the Corporation to enter into an employment relationship as part of the Republic merger transaction to provide assurance that Mr. Cluckey would be amenable to serving in accordance with the desires of the Corporation.
     Accordingly, the Corporation has entered into an employment agreement with Mr. Cluckey (the “Cluckey Agreement”). Under the Cluckey Agreement, Mr. Cluckey will serve as president and chief operating officer of the Corporation until December 31, 2010 and as president and chief executive officer of the Corporation from January 1, 2011 to December 31, 2011. Mr. Cluckey will also be a member of the board of directors. While serving as president and chief operating officer, Mr. Cluckey will receive an annual base salary at a rate of at least 90% of Mr. Hartman’s annual base salary, but in no event less than $667,000, will have a target bonus of not less than 90% of Mr. Hartman’s target bonus and will receive annual equity incentive awards with a value of no less than 90% of those awarded to Mr. Hartman. While serving as president and chief executive officer, Mr. Cluckey’s annual base salary and annual bonus will be no less than those in effect as of December 31, 2010, and annual equity incentive awards will be determined by the Compensation Committee. Mr. Cluckey will be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to other senior executives of the Corporation, which will include tax grossed-up club fees and dues. The Corporation has also entered into a change in control agreement with Mr. Cluckey described below in “Other Potential Post-Employment Payments.”
     In the event that, during the term, Mr. Cluckey’s employment is terminated by the Corporation without “cause” or by Mr. Cluckey for “good reason”, Mr. Cluckey will be paid a lump sum cash payment equal to the sum of (i) accrued amounts, including a pro-rata target bonus for the year of termination and (ii) three times the sum of his base salary and target bonus. The terms without “cause” and for “good reason” have the same meaning in the Cluckey Agreement as they do in the Hartman Agreement. In addition, upon such termination (i) equity compensation awards will vest and generally remain exercisable for their full term, (ii) Mr. Cluckey and his eligible dependents will be entitled to continued health and welfare benefits for the three-year period following the date of termination and (iii) Mr. Cluckey’s club membership will be transferred to him.
     The Cluckey Agreement also entitles Mr. Cluckey to an excise tax gross-up in respect of any payments and benefits received in connection with a change in control of the Corporation that exceed the limit under Section 280G of the Internal Revenue Code. Mr. Cluckey and the Corporation are subject to a mutual post employment non-disparagement covenant and Mr. Cluckey is subject to a standard ongoing confidentiality obligation and non-solicitation and non-competition restrictions during the employment period and for two years after termination of his employment for any reason.
     Section 162(m) Compliance
     Section 162(m) of the Internal Revenue Code restricts the deductibility by the Corporation of executive compensation paid to the Corporation’s Named Executive Officers at the end of the fiscal year to not more than $1,000,000 in annual compensation. Certain performance-based compensation is exempt from this limitation if it complies with various conditions described in Section 162(m). The Stock Plan and its predecessor plans contain a restriction on the number of options that may be granted, which is intended to cause compensation realized in connection with the exercise of options granted under the Stock Plan and its predecessor plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.
     Other components of the Corporation’s compensation program result in payments from time to time that are subject to the restriction on deductibility but the effect of such restrictions on the

Corporation is not considered material at this time. The Compensation Committee believes that it may be appropriate from time to time to exceed limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Corporation and its shareholders consistent with the Corporation’s executive compensation philosophy and objectives. In view of all of the circumstances, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee, however, reserves the authority to continue to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the Corporation to satisfy requirements for deductibility under Section 162(m) will in fact do so.
Stock Ownership Guidelines
     Since September 2002, the Corporation has maintained Common Stock ownership guidelines for its executive officers. The Corporation believes that it is important for executive officers to own the Corporation’s Common Stock, in order to ensure that their financial interests are directly aligned with those of the shareholders. The stock ownership guidelines require that 40,000 shares of Common Stock be owned by the chief executive officer and that 4,000 shares of Common Stock be owned by all other executive officers. These guidelines generally afford such executive officers a period of five years to attain such Common Stock ownership levels. All Named Executive Officers are in full compliance with the stock ownership guidelines.

Summary Compensation Table
     The following table provides compensation information for the year ended December 31, 2006 for Named Executive Officers. The “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

						Change in
						Pension Value
						and Nonqualified
						Deferred
				Stock	Non-Equity	Compensation	All Other
				Awards	Incentive Plan	Earnings	Compensation
Name and Principal		Salary	Bonus	($)	Compensation	($)	($)	Total
Position	Year	($)	($)	(1)	($)	(2)	(3)	($)
William R. Hartman	2006	721,507	-0-	538,195	299,175	1,438,449 (4)	43,036	3,040,362
Chief Executive Officer

Charles D. Christy	2006	314,541	-0-	115,863	130,474	10,021	47,893	618,792
Executive Vice President
& Chief Financial Officer

Cathleen H. Nash	2006	216,692	455,000 (6)	42,129	-0-	-0-	138,545	852,366
Executive Vice President
& Head of Consumer
Banking(5)

John D. Schwab	2006	250,105	-0-	103,911	102,907	10,021	30,891	497,835
Executive Vice President
& Chief Credit Officer

Clinton A. Sampson	2006	244,922	-0-	89,511	91,230	9,604	25,363	460,630
Executive Vice President
& Regional Chairman

(1)	Stock awards consist of restricted shares of Common Stock. The amounts shown represent the expense recognized in 2006 by the Corporation for restricted stock awards held by Named Executive Officers as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), excluding any forfeiture adjustments, and do not reflect the cost of the 2006 restricted stock award in its entirety. For a discussion of the valuation assumptions, see Note 14 to the Corporation’s 2006 Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. The FAS 123R value reflects the Corporation’s costs of equity awards over the period in which the Named Executive Officer is required to provide service in exchange for the award. See the “Grants of Plan-Based Awards” table for the grant date fair value of each 2006 restricted stock award in its entirety.

(2)	The amounts shown for all Named Executive Officers except for Ms. Nash, reflect changes in pension values.

(3)	The following table shows the components of this column.

			Country
	Incentive	401(k) Plan	Club	Board of		Tax	Total “All
Named	Sales	Matching	Dues and	Directors	Relocation	Gross-	Other
Executive	Trip	Contribution	Fees	Fees	Expenses	Up	Compensation”
Officers	($)	($)	($)	($)	($)	($)	($)
William R. Hartman	7,587	9,900	19,086	3,000	-0-	3,463	43,036
Charles D. Christy	4,156	9,900	32,026	-0-	-0-	1,811	47,893
Cathleen H. Nash	-0-	-0-	66,666	-0-	54,001	17,869	138,536
John D. Schwab	3,431	9,900	15,908	-0-	-0-	1,652	30,891
Clinton A. Sampson	4,811	9,900	8,464	-0-	-0-	2,188	25,363

(4)	Of the $1,438,449 increase in pension benefit value, approximately $600,000 is related to the normal accrual of benefits. The remainder of the increase is primarily related to an amendment to the SERP Agreement providing for an unreduced retirement benefit at age 62 and one-half.

(5)	Ms. Nash was hired by the Corporation as an executive vice president and head of consumer banking in July 2006.

(6)	This amount consists of (a) $200,000 as a signing bonus paid to Ms. Nash in connection with her becoming an employee of the Corporation; and (b) $255,000 as her 2006 guaranteed bonus amount.

Grants Of Plan-Based Awards
     The following table shows all plan-based awards granted to Named Executive Officers during fiscal year 2006. Certain terms of the Corporation’s Stock Plan pursuant to which the grants identified in the table were made are described in the “Executive Compensation – Compensation Discussion and Analysis – Long-Term Equity-Based Compensation” section of this proxy statement. There were no options granted in 2006 to any of the Named Executive Officers.

					All Other
					Stock Awards:
					Number of	Grant Date Fair
		Estimated Future Payouts Under			Shares of	Value of Stock and
		Non-Equity Incentive Plan Awards			Stock or Units	Option Awards:
	Grant	Threshold	Target	Maximum	(#)	($)
Name	Date	($)	($)	($)	(1)	(2)
William R. Hartman	6/28/2006				42,558	995,291
		176,894	554,965	1,144,617
Charles D. Christy	6/28/2006				8,512	199,068
		51,161	160,501	331,032
Cathleen H. Nash	7/03/2006				10,111 (3)	245,192
		-0-	-0-	-0-
John D. Schwab	6/28/2006				7,813	182,720
		40,349	126,586	261,084
Clinton A. Sampson	6/28/2006				7,237	169,250
		38,871	121,950	251,519

(1)	Generally, the restrictions associated with the restricted stock grants (other than Ms. Nash’s grant) lapse in three equal annual installments beginning on the first anniversary after the grant date. Any restricted shares in existence at the time a Named Executive Officer terminates employment for reasons other than death, disability, or change in control with the Corporation will be cancelled.

(2)	Represents the full grant date fair value of the 2006 restricted stock award, determined pursuant to FAS 123R.

(3)	Ms. Nash’s restricted stock award was received in connection with her becoming an employee of the Corporation. The restrictions associated with the restricted stock grant made to Ms. Nash will lapse on the third anniversary of the grant date assuming she is employed by the Corporation on that date.

Outstanding Equity Awards At Year-End
     The following table shows all outstanding equity awards held by Named Executive Officers as of December 31, 2006.

	Options Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of Stock	Shares or Units
	Unexercised	Unexercised			That Have	of Stock That
	Options	Options	Option	Option	Not Vested	Have Not Vested
	(#)	(#)	Exercise Price	Expiration	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(1)	(2)
William R. Hartman					42,558	1,127,787
	43,935	-0-	$29.02	5/31/2015
	77,500	-0-	$29.06	5/12/2014
	225,000	-0-	$26.01	5/29/2013
	225,000	-0-	$31.99	2/25/2012

Charles D. Christy					8,512	225,568
	9,398	-0-	$29.02	5/31/2015
	16,200	-0-	$29.06	5/12/2014
	25,000	-0-	$26.01	5/29/2013
	85,000	-0-	$25.81	9/3/2012

Cathleen H. Nash					10,111	267,942
	-0-	-0-	-0-	-0-

John D. Schwab					7,813	207,045
	8,811	-0-	$29.02	5/13/2015
	14,400	-0-	$29.06	5/12/2014
	22,000	-0-	$26.01	5/29/2013
	65,000	-0-	$25.11	11/12/2012

Clinton A. Sampson					7,237	191,781
	7,342	-0-	$29.02	5/31/2015
	14,400	-0-	$29.06	5/12/2014
	50,000	-0-	$30.23	11/17/2013

(1)	The restricted stock grants were made on June 28, 2006 for all Named Executive Officers except Ms. Nash, whose restricted stock grant was made on July 3, 2006 in connection with her becoming an employee of the Corporation. Assuming continued employment with the Corporation, the restrictions associated with the restricted stock grants made to all Named Executive Officers, except Ms. Nash, will lapse at the rate of one-third each year beginning on the first anniversary of the grant date. The restrictions associated with the restricted stock grant made to Ms. Nash will lapse on the third anniversary of the grant date assuming she is employed by the Corporation on that date.

(2)	Market Value is based on the closing price of the Corporation’s Common Stock of $26.50 on December 31, 2006, as reported on the NASDAQ Global Select Market.

Options Exercised And Stock Vested
     The following table shows all stock awards vested and the value realized upon vesting, by Named Executive Officers during the year ended December 31, 2006. During 2006, none of the Named Executive Officers exercised options.

	Stock Awards
	Number of Shares		Value Realized on
	Acquired on Vesting		Vesting ($)
Name	(#)		(1)
William R. Hartman	19,468	(2)	518,102
Charles D. Christy	4,309	(3)	113,069
Cathleen H. Nash(4)	-0-		-0-
John D. Schwab	3,012	(5)	82,203
Clinton A. Sampson	2,585	(5)	68,503

(1)	The value realized equals the market value of the Corporation’s Common Stock on the date that the transfer restrictions lapsed as reported on the NASDAQ Global Select Market, multiplied by the number of shares for which the transfer restrictions lapsed.

(2)	The restrictions on 4,000 of the shares shown for Mr. Hartman lapsed on February 25, 2006 in accordance with the restricted stock award to Mr. Hartman under the Stock Plan in connection with his appointment as president and chief executive officer of the Corporation. With respect to the remaining 15,468 shares, the restrictions on transferability lapsed on December 29, 2006 as a result of the Republic merger, which was deemed to be a change in control under the Stock Plan. But for the change in control, and assuming his continued employment with the Corporation, the transfer restrictions on such shares would have lapsed on May 31, 2008 (the third anniversary of the grant date).

(3)	The restrictions on 1,000 of the shares shown for Mr. Christy lapsed on September 3, 2006 in accordance with the restricted stock grant awarded to Mr. Christy under the Stock Plan in connection with his appointment as executive vice president and chief financial officer of the Corporation. With respect to the remaining 3,309 shares, the restrictions on transferability lapsed on December 29, 2006 as a result of the Republic merger, which was deemed to be a change in control under the Stock Plan. But for the change in control, and assuming his continued employment with the Corporation, the transfer restrictions on such shares would have lapsed on May 31, 2008 (the third anniversary of the grant date).

(4)	Ms. Nash’s employment with the Corporation began in July 2006. The Restricted Stock Grant Agreement between the Corporation and Ms. Nash specifically exempted the Republic merger as a change in control and therefore the three year transfer restriction contained in the restricted stock award continues in existence.

(5)	With respect to the shares shown, the restrictions on transferability lapsed on December 29, 2006 as a result of the Republic merger, which was deemed to be a change in control under the Stock Plan. But for the change in control, and assuming their continued employment with the Corporation, the transfer restrictions on such shares would have lapsed on May 31, 2008 (the third anniversary of the grant date).

Non-Qualified Deferred Compensation
     The Corporation offers executive officers and selected key employees the right to participate in a non-qualified deferred compensation plan. Under the provisions of the plan, the participants may elect to defer up to 25% of their annual base salary and up to 100% of any cash incentive compensation. The plan does not allow for any employer contributions. The investment options available under the non-qualified deferred compensation plan are the same as those available under the Corporation’s 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the participant’s termination of employment and shall be made in a single lump sum payment or if the participant has made an irrevocable election at the time of enrollment, in equal annual installments over the period specified by the participant, not to exceed ten years. Ms. Nash is the only Named Executive Officer participating in the non-qualified deferred compensation plan. The following table shows certain information for Named Executive Officers under the Corporation’s Non-Qualified Deferred Compensation Plan. Ms. Nash is the only Named Executive Officer currently participating in the Corporation’s non-qualified deferred compensation plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance at
	Contributions in	Contribution in	Earnings in	Withdrawals/	Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	End
Name	($)	($)	($)	($)	($)
William R. Hartman	-0-	-0-	-0-	-0-	-0-
Charles D. Christy	-0-	-0-	-0-	-0-	-0-
Cathleen H. Nash	14,000 (1)	-0-	116	-0-	14,116
John D. Schwab	-0-	-0-	-0-	-0-	-0-
Clinton A. Sampson	-0-	-0-	-0-	-0-	-0-

(1)	Ms. Nash’s contributions of $14,000 in 2006 are also included in her base salary as set forth in the “Summary Compensation Table.”

Pension Benefits
     The table shows each Named Executive Officers’ number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2006 under each of the plans, which are described in the “Executive Compensation – Compensation Discussion and Analysis – Retirement Benefits – Qualified Plan” and “- Supplemental Executive Retirement Plan (SERP)” sections of this proxy statement. During 2006, none of the Named Executive Officers received payments under any of the plans.

		Number of	Present Value of
		Years Credited	Accumulated Benefit
		Service	($)
Name	Plan Name	(#)	(1)
William R. Hartman	Citizens Banking	5	45,539
	Corporation Cash
	Balance Pension
	Plan For Employees
	SERP		5,619,951

Charles D. Christy	Citizens Banking	4	35,843
	Corporation Cash
	Balance Pension
	Plan For Employees

Cathleen H. Nash(2)	Citizens Banking	-0-	-0-
	Corporation Cash
	Balance Pension
	Plan For Employees

John D. Schwab	Citizens Banking	4	35,843
	Corporation Cash
	Balance Pension
	Plan For Employees

Clinton A. Sampson	Citizens Banking	3	26,605
	Corporation Cash
	Balance Pension
	Plan For Employees

(1)	The “Present Value of Accumulated Benefit” is the lump sum value as of December 31, 2006 of the annual pension benefit that was earned as of December 31, 2006 that would be payable under a plan for the Named Executive Officer’s life beginning at the Named Executive Officer’s normal retirement age. The lump sum value that is payable beginning at normal retirement age was determined using the following assumptions:
•	Measurement Date — 12/31/2006

•	Interest Rate for Present Value — 5.75%

•	Mortality (Pre Commencement) — None

•	Mortality (Post Commencement) — Not applicable for the Qualified Plan as lump sums are assumed to be paid. The combined healthy RP-2000 tables for males and females projected to 2010 under scale AA are used for the SERP.

•	Withdrawal and disability rates — None

•	Retirement assumption — Age 65 for the Qualified Plan; Age 62 and one-half for Mr. Hartman’s SERP

•	Accumulated Qualified Plan benefits are based on the accumulated cash balance accounts as of 12/31/2006.
(2)	Ms. Nash did not accrue enough service hours during 2006 to have an accumulated benefit.

Other Potential Post-Employment Payments
     The Corporation has entered into certain agreements and maintains certain plans that will require it to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the Hartman Agreement, the Stock Plan, change in control agreements, and retirement plans.
Employment Agreement with Mr. Hartman
     Upon termination without cause or upon a change in control, Mr. Hartman will be eligible for specific benefits under his employment agreement. These benefits are outlined in the “Executive Compensation – Compensation Discussion and Analysis – Employment Agreements” section of this proxy statement.
Stock Compensation Plan
     The Stock Plan prescribes that unless specified differently in any grant agreement thereunder upon a change in control all unvested equity awards shall immediately vest. Each of the 2006 restricted stock agreements provide that upon the death or disability of the Named Executive Officer, the restrictions on the shares shall lapse on a pro rata portion of the shares equal to:
(i)	the number of shares subject to vesting on the next anniversary of the grant date; and

(ii)	a fraction, the numerator of which is the number of days that have lapsed from the previous vesting date through the date of the death or disability and the denominator of which is 365.
Change in Control Agreements
     The Corporation has change in control agreements with each Named Executive Officer. Each agreement provides severance benefits to Named Executive Officers if there is a change in control of the Corporation and each Named Executive Officer’s employment with the Corporation is actually or constructively terminated at any time within three months prior to or on the date of such change in control, or within twenty-four months thereafter. A “change in control” of the Corporation is generally defined as the acquisition by any person or group of 20% or more of the outstanding Common Stock in a transaction, which has not been approved by a majority of the board of directors, a liquidation or dissolution of the Corporation, a sale of substantially all of the assets of the Corporation, a merger, consolidation or combination in which the shareholders of the Corporation immediately before such a transaction do not continue to control more than 65% of the voting power of the resulting entity or, under certain circumstances, a change in a majority of the members of the board of directors within a two-year period. A Named Executive Officer’s employment is deemed to have been constructively terminated following a change in control if (i) there is a significant reduction in the scope of the Named Executive Officer’s authority or in the extent of such Officer’s powers, functions, duties or responsibilities, (ii) there is a reduction in the Named Executive Officer’s rate of compensation, (iii) fringe benefits are not provided to such Named Executive Officer on a basis commensurate with other executives of the Corporation, or (iv) there are changes in the Named Executive Officer’s responsibilities, which would require moving such Officer’s job outside of lower Michigan.

     Each change in control agreement continues until two years after a change in control of the Corporation and provides severance benefits of a lump sum payment equal to three times the Named Executive Officer’s annual base salary immediately prior to the change in control (of, if higher, the Named Executive Officer’s annual base salary on the date employment is terminated) and three times the greater of the anticipated bonus amount under the MIP to be earned in accordance with the plan in the year termination occurs or the highest bonus paid to the Named Executive Officer in the last three calendar years of employment. In addition, the change in control agreements provide:
•	continued coverage at the Corporation’s cost under the medical, dental and life insurance benefit plans for three years after termination, provided the executive does not enter into other employment providing comparable benefits;

•	transfer of any club membership;

•	accelerated vesting of all stock options and restricted stock awards; and,

•	payment of up to $20,000 for outplacement services.
     The Corporation will also provide Named Executive Officers with an additional amount (gross-up amount) for each calendar year in which an excess parachute payment is received by Named Executive Officers. This gross-up amount is intended to cover the liability for any parachute tax on the excess parachute payment as well as federal and state income taxes and parachute tax on the additional amount.
     In addition to the standard confidentiality requirements, the change in control agreements also stipulate that any Named Executive Officer whose employment is terminated and who thereafter receives the benefits provided under such change in control agreement may not, for a period of two years following termination of employment, accept employment, consult for or otherwise assist any other financial institution which conducts business from a location within fifty (50) miles of any location of the Corporation or its subsidiary banks.
Retirement Plans
     In the event of a termination due to retirement, Named Executive Officers receive benefits under the Corporation’s retirement plan and in the case of Mr. Hartman under both the Corporation’s retirement plan and the SERP that the Corporation maintains for his benefit. These items are described in detail in the “Executive Compensation – Compensation Discussion and Analysis – Retirement Benefits” section of this proxy statement.
Potential Post-Employment Payments Table
     The table below represents the lump sum maximum amount each Named Executive Officer would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2006.

				Change In
	Quit/	Involuntary	Change In	Control With		Death
	Termination	Termination	Control	Termination		Or Disability
Named Executive	For Cause	Not For Cause	(1)	(2)	Retirement	(3)
Officer	($)	($)	($)	($)	($)	($)
William R. Hartman	-0-	6,862,424 (4)	1,127,787	9,460,232	5,976,209 (5)	6,167,937
Charles D. Christy	-0-	-0-	225,568	2,306,036	-0-	38,346
Cathleen H. Nash	-0-	-0-	267,942	3,099,564	-0-	45,554
John D. Schwab	-0-	-0-	207,045	1,874,678	-0-	35,192
Clinton A. Sampson	-0-	-0-	191,781	1,699,921	-0-	32,595

(1)	The amounts shown in this column reflect the value of restricted shares with respect to which transferability restrictions would have lapsed if a change in control had occurred on December 31, 2006.

(2)	For purposes of the change in control with termination amounts in the table, the tax gross-up assumes that the excise tax rate for excess parachutes is 20% and that on the excise tax there is also assessed federal income tax (35%), Medicare tax (1.45%) and state tax (4%). Further, no amounts have been discounted as attributable to reasonable compensation and no value has been attributed to the non-solicitation or non-competition covenants. The tax gross-up amounts for each Named Executive Officer, included in this column is as follows: Mr. Hartman $2,532,030; Mr. Christy $570,923; Ms. Nash $735,178; Mr. Schwab $473,740; and Mr. Sampson $412,152.

(3)	The amounts shown in this column reflect the pro rata value of restricted shares with respect to which transferability restrictions would have lapsed had the Named Executive Officers terminated employment because of death or disability on December 31, 2006. The amount shown for Mr. Hartman also includes costs of the SERP and Qualified Plan.

(4)	The amount shown is calculated in accordance with the provisions of the Hartman Agreement, including those regarding Mr. Hartman terminating employment for “good reason,” as set forth in the “Executive Compensation – Compensation Discussion and Analysis – Employment Agreements” section.

(5)	This amount includes Mr. Hartman’s retirement benefit costs of the SERP and Qualified Plan.

Compensation Committee Interlocks And Certain Transactions And Relationships
     There were no interlock relationships involving members of the Compensation Committee in 2006, nor were there any transactions involving the Corporation in which any member of the Compensation Committee or any member of their immediate family had a direct or indirect material interest.
     During 2006, the banking subsidiaries of the Corporation had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features. All credit transactions involving directors and executive officers are reviewed and, when required, approved by the board of directors. None of these loans is currently disclosed as non-accrual, past due, restructured or as a potential problem in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.
     The Corporation and its banking subsidiaries maintain a written policy requiring the pre-approval by the board of directors of all lending transactions between the Corporation and executive officers and directors in compliance with Federal Reserve Regulation O. Although the Corporation does not have a written policy with regard to the approval of other transactions between the Corporation and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Corporation’s Code of Ethics and are generally discouraged by the Corporation. To the extent any such transactions are proposed, they would be subject to approval by the board of directors in accordance with applicable law and the NASDAQ Marketplace Rules, which require that any such transactions required to be disclosed in the Corporation’s proxy statement be approved by a committee of independent directors of the Corporation’s board of directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the securities laws of the United States, the Corporation’s directors, executive officers and any persons holding more than 10% of the Common Stock (collectively, the “Reporting Persons”) are required to report their ownership of the Common Stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and pursuant to applicable rules, the Corporation is required to report in its proxy statement any failure to file by these due dates. Based on certifications received from the Reporting Persons and on copies of the reports that such persons have filed with the Commission, all required reports of Reporting Persons have been timely filed with the Commission since the beginning of 2006.
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
General
     In 2006, Ernst & Young LLP (“E&Y”) performed audit and audit related services for the Corporation and its subsidiaries which included examination of the consolidated financial statements of the Corporation, and consultation with the Corporation and its subsidiaries on accounting and reporting matters. The Audit Committee has appointed E&Y as independent auditors for 2007. Representatives of E&Y will attend the annual meeting, will have an opportunity to make a statement and will be available to answer questions that may be asked by shareholders.

Fees
     Audit Fees. E&Y billed the Corporation a total of $1,741,032 and $1,350,255 during 2006 and 2005, respectively, for professional services in connection with the audit of the Corporation’s annual financial statements and the review of the quarterly financial statements during each such year. The amounts shown for 2006 and 2005 include fees relating to the audit of the Corporation’s internal controls over financial reporting. The amounts for 2006 and 2005 includes fees for services rendered in connection with the Corporation’s response to recent Commission comments on prior periodic reports. The amount for 2006 also includes fees related to the Republic merger.
     Audit Related Fees. E&Y billed the Corporation a total of $81,000 and $88,877 during 2006 and 2005, respectively, for assurance and related services that were related to the performance of the audit and review of the financial statements, including audits of the Corporation’s benefit plans operated through its wholly owned subsidiary, Citizens Bank Wealth Management, N.A.
     Tax Fees. E&Y billed the Corporation a total of $15,395 and $0 during 2006 and 2005, respectively, for tax compliance, tax advice and tax planning services. E&Y did not render such services to the Corporation during 2005 and therefore, did not bill the Corporation for any such services.
     All Other Fees. E&Y billed the Corporation a total of $31,216 and $33,308 for other services rendered during 2006 and 2005, respectively. These fees related primarily to cash management software usage.
     Although the Corporation has not to date developed a formal process for pre-approval of audit and non-audit services provided by E&Y, it is the policy of the Corporation that the Audit Committee of the board of directors approve in advance all audit services and permissible non-audit services provided by the Corporation’s independent auditors. The Audit Committee preapproved all of the services performed by E&Y in 2006.
     The Audit Committee does not consider the provision of the services described above by E&Y to be incompatible with the maintenance of E&Y’s independence.
OTHER MATTERS
     The board of directors is not aware of any other matters which may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

CITIZENS BANKING CORPORATION Thomas W. Gallagher General Counsel and Secretary
Flint, Michigan
March ___, 2007

CITIZENS BANKING CORPORATION
April 26, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Citizens Banking Corporation (the “Corporation”) hereby appoints William C. Shedd and Steven E. Zack, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held at the Holiday Inn, Gateway Centre, Flint, Michigan on Thursday, April 26, 2007 at 10:00 a.m. local time, and at any adjournments thereof upon the proposal to amend the Corporation’s Amended and Restated Articles of Incorporation to change the name of the Corporation and the election of directors as set forth on the reverse side of this proxy, and in their discretion, upon such other matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated March ___, 2007 is unable to serve or, for good cause, will not serve. Unless a contrary instruction is provided, this proxy when properly executed will be voted FOR the proposal to amend the Corporation’s Amended and Restated Articles of Incorporation to change the name of the Corporation and FOR each nominee named on the reverse side of this proxy.
For participants in the Corporation’s Amended and Restated Section 401(k) Plans (“Plans”), this card also provides voting instructions to the trustees under the Plans for the undersigned’s allowable portion, if any, of the total number of shares of common stock of the Corporation held by such Plans as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plans.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
CITIZENS BANKING CORPORATION
April 26, 2007
PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxies.com up until 11:59 p.m. Eastern Time the day before the meeting date.
Please detach along perforated line and mail in the envelope provided, if you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CORPORATION’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION
AND “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The proposal to amend Article I of the Corporation’s Amended and Restated Articles of Incorporation to change the name of the Corporation from Citizens Banking Corporation to Citizens Republic Bancorp, Inc.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
2.	The election of Class III Directors to serve a three-year term:

☐ FOR ALL NOMINEES	NOMINEES:
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Richard J. Dolinski
☐ FOR ALL EXCEPT (See instructions below)	☐ William R. Hartman
☐ Gary J. Hurand
☐ Dennis J. Ibold
☐ Kendall B. Williams
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here ☒
The undersigned acknowledges receipt of the notice of annual meeting of shareholders and the proxy statement dated March ___, 2007 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.
Signature:                                          Date:                                 Signature:                                          Date:
NOTE: Please sign exactly as your name(s) appear on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.